November 7, 1997

             Avondale Industries, Inc.
             Post Office Box 50280
             New Orleans, Louisiana  70150

             We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Avondale Industries, Inc. and subsidiaries for the periods ended September 30, 1997 and 1996, as indicated in our report dated November 4, 1997; because we did not perform an audit, we expressed no opinion on that information.

             We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, is incorporated by reference in Registration Statement Nos. 33-31984 and 333-32165 on Form S-8.

             We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



             DELOITTE & TOUCHE LLP
             New Orleans, Louisiana
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